Exhibit 99.1

Flexion Therapeutics Reports First-Quarter 2016 Financial Results

•	Zilretta™, Flexion’s non-opioid lead drug candidate (also known as FX006), completed pivotal Phase 2b and Phase 3 clinical registration trials, in patients with osteoarthritis (OA) of the knee

•	Positive data from these trials, presented at the Osteoarthritis Research Society International (OARSI) 2016 World Congress, demonstrated consistent efficacy across both studies with substantial and durable pain relief

•	Planned new drug application (NDA) submission with the U.S. Food and Drug Administration (FDA) on track for second half of 2016

•	Conference call scheduled for today at 4:30 p.m. ET

BURLINGTON, Mass., May 12, 2016 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced financial results for the first quarter ended March 31, 2016.

Michael Clayman, M.D., President and Chief Executive Officer of Flexion, stated, “With the successful completion of our Zilretta pivotal trials during the first quarter of 2016 and presentation of the positive data at a major medical meeting, we look forward to taking the important regulatory steps necessary to make this drug candidate available to the many millions of knee osteoarthritis (OA) patients who lack good pain-relief options.”

“Data from the Zilretta Phase 2b and Phase 3 clinical trials demonstrated consistent efficacy across both studies, with rapid, powerful and durable pain relief. In the Phase 3 trial, in contrast to immediate-release triamcinolone acetonide (TCA), the current injectable standard of care for knee OA, Zilretta exceeded the American Academy of Orthopedic Surgeons (AAOS) criteria for clinically important effects on pain and function. In addition, the frequency of treatment-related side effects was comparable across all study arms in these clinical trials,” he added.

“Based on the totality of the data from our pivotal trials, we have scheduled a pre-NDA meeting with the FDA with the goal of obtaining the Agency’s endorsement to submit an NDA in the second half of 2016.”

First-Quarter Financial Results

The company reported a net loss of $16.8 million for the first quarter of 2016, compared to a net loss of $9.2 million for the first quarter of 2015.

Research and development expenses increased to $12.0 million in the first quarter of 2016, compared to $6.3 million for the same period in 2015, due to an increase in FX006 program expenses related to the pivotal Phase 2b and Phase 3 clinical trials and higher expenses related to manufacturing.

General and administrative expenses increased to $4.7 million in the first quarter of 2016, as compared to $2.8 million for the same period in 2015, due primarily to increases in salary and related costs associated with increased headcount including stock based compensation expense.

As of March 31, 2016, the company had $101.4 million in cash, cash equivalents, and marketable securities compared to $118.6 million as of December 31, 2015.

First Quarter Highlights and Recent News:

•	Met primary endpoint in Phase 3 clinical trial with Zilretta, an investigational non-opioid/non-NSAID analgesic, demonstrating highly significant (p<0.0001), durable and clinically meaningful pain relief against placebo at week 12; also achieved statistical significance on WOMAC® A (pain), WOMAC B (stiffness) and WOMAC C (function), and the KOOS quality of life subscale scores through week 12 against both placebo and current injectable standard of care (triamcinolone acetonide, or TCA).

•	Presented both the Phase 3 clinical trial results and results of a pivotal Phase 2b clinical trial at the Osteoarthritis Research Society International (OARSI) 2016 World Congress.

•	Began enrolling patients in a clinical trial to assess the effects of Zilretta on blood glucose levels in approximately 36 adults with osteoarthritis (OA) of the knee who also have Type 2 (adult) diabetes.

About Zilretta

Zilretta is being investigated as the first IA sustained-release, non-opioid treatment for patients with moderate to severe OA pain. Zilretta employs proprietary microsphere technology combining TCA — a commonly administered, short-acting corticosteroid — with a polymer (PLGA) intended to provide persistent concentrations of drug locally to both amplify the magnitude and prolong the duration of pain relief.

To date, more than 600 patients have been treated with Zilretta in clinical trials. No drug-related serious adverse events have been observed in these trials and adverse events have typically been localized, mild and comparable to those observed with immediate-release TCA and placebo. The data from these trials are consistent with Zilretta providing meaningful and durable pain relief.

About Flexion Therapeutics

Flexion is a specialty pharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with OA. The company’s lead product candidate, Zilretta, is being investigated for its potential to provide improved analgesic therapy for the millions of U.S. patients who receive IA injections for knee OA annually.

Conference Call

At 4:30 p.m. ET today, Flexion’s management will host a conference call and webcast to review the first quarter financial results and provide a general business update. The dial-in number for the conference call is (855) 770-0022 for domestic participants and (908) 982-4677 for international participants, with Conference ID #4145623. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; our ongoing development of Zilretta; our interpretation of the data and results from our Zilretta clinical trials; our plans for, and the expected timing of, our Zilretta NDA submission with the FDA; our plans to commercialize Zilretta and its market potential; and the potential therapeutic and other benefits of Zilretta, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing, manufacturing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics; the fact that results of past clinical trials may not be predictive of subsequent trials; our reliance on third parties to manufacture and conduct clinical trials of Zilretta, which could delay or limit its future development or regulatory approval; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for Zilretta; the fact that we will require additional capital, including prior to commercializing Zilretta or any other product candidates, and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to us; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to Zilretta; competition from alternative therapies; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory approvals to market Zilretta; the risk that the FDA and foreign regulatory authorities may not agree with our interpretation of the data from our clinical trials of Zilretta and may require us to conduct additional clinical trials; Zilretta may not receive regulatory approval or be successfully commercialized, including as a result of the FDA’s or other regulatory authorities’ decisions regarding labeling and other matters that could affect its availability or commercial potential; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

	FLEXION THERAPEUTICS
	CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
	(in thousands, except for per share information)
	Three Months Ended March 31,
	2016	2015
Revenue	$—	$—

Operating expenses:
Research and development	11,981	6,255
General and administrative	4,692	2,760

Total expenses	16,673	9,015

Loss from operations	(16,673)	(9,015)
Interest income (expense), net	60	(36)
Other income (expense)	(202)	(123)

Loss from operations before income tax	(16,815)	(9,174)

Net loss	(16,815)	(9,174)

Basic and diluted net loss per share	$(0.78)	$(0.43)
Basic and diluted weighted average number of common shares outstanding	21,570	21,451

	FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	March 31,	December 31,
	2016	2015

Cash and cash equivalents	$58,903	$62,944
Marketable securities	42,462	55,660
Total current assets	99,632	112,103
Working capital	91,373	104,044
Total assets	112,071	127,139
Total notes payable	15,072	15,002

Total stockholders’ equity (deficit)	88,902	103,987

Investor Contact

David Carey

Lazar Partners LTD

T: 212-867-1768

dcarey@lazarpartners.com

Media Contact

Mariann Caprino

TogoRun

T: 917.242.1087

M.Caprino@togorun.com

Corporate Contact

Fred Driscoll

Chief Financial Officer

Flexion Therapeutics, Inc.

T: 781-305-7763

fdriscoll@flexiontherapeutics.com